Harbinger Group Inc. Reports Fourth Quarter and Fiscal Year 2014 Results Achieves Record Annual Results for Consolidated Revenue All Lines of Business Report Revenue Growth Over Fiscal 2013
NEW YORK - November 21, 2014 -- Harbinger Group Inc. (“HGI” or the “Company”; NYSE: HRG), a diversified holding company seeking to acquire and grow attractive businesses that can, in the long term, generate sustainable free cash flow, today announced its consolidated results for the fourth quarter of Fiscal 2014 ended on September 30, 2014 (the "Fiscal 2014 Quarter") as well as the results for the full fiscal year ended on September 30, 2014 (the "Fiscal 2014"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•
Energy, which includes the Company's interest in Compass Production Partners, LP ("Compass"), an oil and gas joint venture that was owned, as of September 30, 2014, by HGI Energy Holdings, LLC, a wholly owned subsidiary ("HGI Energy"), and EXCO Resources, Inc., the joint venture partner (refer to the "Additional Items" section for information pertaining to changes in the ownership of Compass subsequent to the close of the quarter); and

•
Asset Management, formerly called Financial Services, which includes Salus Capital Partners, LLC (“Salus”), Five Island Asset Management, LLC (“Five Island”), Energy & Infrastructure Capital ("EIC") and CorAmerica Capital, LLC ("CorAmerica").

“Looking back at Fiscal 2014, we accomplished a great deal at Harbinger Group, including the expansion and diversification of our business, both organically and through the acquisition of highly-attractive assets that align well with our existing segments, and the purchase of more than five million shares of HGI common stock via our buyback program," said Philip Falcone, HGI's Chairman and Chief Executive Officer. "As we enter 2015, our mission remains the same: acquire and own cash flow positive businesses where we can build book value over the long-term. With the strength of our balance sheet and the improvements we've made to our capital structure, we have considerable flexibility in pursuing our vision and we continue to believe we are very well positioned for growth and value creation over the foreseeable future."
“In Fiscal 2014, each of our subsidiary businesses successfully executed its strategic and growth initiatives, and has created the foundation to continue growing," said Omar Asali, President of HGI. "The Consumer Products segment reported record net fiscal year sales with an 8.4% increase in revenue driven by continued growth in its three largest product lines, as well as its sixteenth consecutive quarter of year-over-year growth in Adjusted EBITDA, its primary measure of profitability; FGL, our Insurance segment, more than doubled its annuity sales in both the quarter and the year, and continues to increase its GAAP book value, which grew 45% over the course of the year; with Compass, we made a decision to increase our ownership in the business because we see meaningful opportunities to drive growth in book value and increase cash flow generation; and finally, in Asset Management, our newest businesses, EIC and CorAmerica, have diversified our lending platform into important, attractive new areas and are poised to begin contributing to our growth in 2015 and beyond.”
Fiscal 2014 Results Highlights:

•
HGI recorded total Revenues of $6.0 billion for Fiscal 2014, the highest level of annual revenue recorded by the Company and an increase of $419.6 million, or 7.6%, from the year ended September 30, 2013 ("Fiscal 2013"), driven by increases in all operating segments as compared to Fiscal 2013.

•
Consolidated Operating income of $569.5 million in Fiscal 2014 decreased $167.9 million, or (22.8)%, as compared to the $737.4 million reported in Fiscal 2013, driven primarily by lower operating income in Insurance, as a portfolio repositioning undertaken in the year ago period resulted in higher realized investment gains in Fiscal 2013, which were not expected to recur in Fiscal 2014.

•
Net loss attributable to common and participating preferred stockholders was $(83.9) million, or $0.51 per common share attributable to controlling interest, as compared to a net loss attributable to common and participating preferred stockholders of $(94.2) million, or $0.67 per common share attributable to controlling interest, in Fiscal 2013.

•
HGI ended Fiscal 2014 with corporate cash and investments of approximately $516.6 million (primarily held at HGI and HGI Funding LLC), an increase of $99.5 million from the comparable balance of $417.1 million held as of June 30, 2014 due primarily to the proceeds from the Company's issuance of additional Senior Notes (as described further in the "Additional Items" section below), partially offset by the acquisition of HGI's common stock under its existing buyback authorization (also described further in the "Additional Items" section below).

•
In Fiscal 2014, HGI received dividends of $118.0 million from its subsidiaries, which amount does not give effect to the net impact from $9 million of interest payments made by HGI on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy to other HGI subsidiaries.

•
The $118.0 million reflects $52.2 million from FGL (which includes a special dividend of $43.0 million paid from the proceeds received in FGL's initial public offering), $35.5 million from Spectrum Brands, $17.1 million from Compass (which does not give effect to the interest payments discussed above), $7.2 million from Salus, $5.0 million from Front Street, and $1.0 million from Five Island.

Fourth Quarter Fiscal 2014 Highlights:

•
HGI recorded total Revenues of $1.5 billion for the Fiscal 2014 Quarter, an increase of $11.6 million, or 0.8%, as compared to the fourth quarter of fiscal 2013 (the "Fiscal 2013 Quarter"), as increased revenues from the Consumer Products, Asset Management and Corporate and Other segments more than offset declines in Insurance segment revenues, driven primarily by lower investment gains as compared to the Fiscal 2013 Quarter, and modestly lower Energy revenues.

•
Consolidated Operating income of $144.9 million in the Fiscal 2014 Quarter decreased $60.5 million, or 29.5%, as compared to the $205.4 million of Operating income reported in the Fiscal 2013 Quarter, due primarily to the impact of the lower investment gains affecting Insurance revenues.

•
Net loss attributable to common and participating preferred stockholders improved to $6.3 million, or $0.03 per common share attributable to controlling interest during the Fiscal 2014 Quarter, as compared to Net loss attributable to common and participating preferred stockholders of $202.3 million, or $1.45 per common share attributable to controlling interest during the Fiscal 2013 Quarter, as the current period benefited by the non-recurrence of a loss reported in the year ago period associated with the preferred stock equity conversion feature, as well as reduced interest expense and the elimination of the preferred stock dividend.

Additional Items:
Senior Notes Offering
In September 2014, the Company issued an additional $200.0 million in aggregate principal amount of new 7.75% Senior Notes due 2022 at par. The newly issued notes were incremental to, and will vote together with, the $550.0 million in aggregate principal amount of Senior Notes that existed prior to the offering. At the conclusion of the offering, the Company had approximately $604.4 million in aggregate principal amount of its 7.875% Senior Secured Notes due 2019 outstanding and approximately $750.0 million in aggregate principal amount of the Senior Notes due 2022 outstanding.
Common Stock Buyback Program
As part of its previously announced $100 million share repurchase program, the Company purchased 4.2 million shares at an average price of $12.73 for an aggregate $53.4 million during the Fiscal 2014 Quarter. Since the program's inception in May 2014, the Company has purchased 5.2 million shares at an average price of $12.61 as of September 30, 2014 for an aggregate $65.6 million.

Under this repurchase program, an additional $34.4 million was available, as of September 30, 2014, for subsequent repurchases, subject to the discretion of HGI's management. Subject to certain conditions, the program authorizes purchases to be made from time to time in one or more open market or private transactions and does not require HGI to purchase any specific number of shares.
Compass Transaction
Following the close of the quarter, the Company completed the acquisition of EXCO Resources, Inc.'s approximately 25.5% interest in Compass Production Partners, LP in exchange for $118.75 million in cash. Accordingly, effective October 31, 2014, the Company became the sole owner of all interests in Compass and the Company's financial statements will, as of November 1, 2014, reflect 100% of Compass revenues, expenses, assets and liabilities.

HGI’s results in the Fiscal 2014 Quarter reflect a $126.4 million decrease in interest expense due primarily to refinancing costs at Spectrum Brands to lower interest rate debt in Fiscal 2014, which was partially offset by higher overall debt levels. In Fiscal 2014, full year interest expense decreased $190.0 million due primarily to a decrease in acquisition and other financing costs as compared to Fiscal 2013, associated with the refinancing to lower interest rate debt.
Additionally, HGI incurred a tax expense of $32.8 million in the Fiscal 2014 Quarter with a 65.1% effective tax rate as compared to a $20.1 million expense in the Fiscal 2013 Quarter with a (10.9)% effective tax rate. The increase in tax expense in the current quarter was due primarily to higher income from continuing operations. In Fiscal 2014, full year tax expense of $111.5 million, or a 52.3% effective tax rate, compared favorably to a $187.3 million expense in Fiscal 2013 with a 158.3% effective tax rate.

Quarterly Segment Highlights:

•
Consumer Products Revenues increased 3.6% to $1.2 billion in the Fiscal 2014 Quarter, driven by increases in all lines of business except pet supplies as compared to the Fiscal 2013 Quarter. The segment's Operating income for the Fiscal 2014 Quarter increased 0.4% to $115.6 million as compared to $115.1 million for the Fiscal 2013 Quarter, due primarily due to the increase in Revenues.

•
On November 17, 2014, Spectrum Brands announced that its Board of Directors approved a $0.30 per share quarterly common stock dividend, a 20% increase from the $0.25 dividend declared in the Fiscal 2013 Quarter.

•
The Insurance segment's Revenues decreased 12.3%, from $322.8 million to $283.0 million, in the Fiscal 2014 Quarter due to lower net investment gains driven by the segment's portfolio repositioning activity in Fiscal 2013, as FGL successfully implemented a tax planning strategy to utilize certain Net operating losses which resulted in certain non-recurring capital gains.

•
Operating income for the Insurance segment in the Fiscal 2014 Quarter decreased by $103.4 million, or (61.5)%, to $64.6 million from $168.0 million for the Fiscal 2013 Quarter due to the same factors that affected revenue. The segment’s adjusted operating income (“Insurance AOI”) decreased by $(58.0) million, or (65)%, to $31.3 million versus $89.3 million in income for the Fiscal 2013 Quarter.

•
In August 2014, Fidelity & Guaranty Life Holdings, Inc., a wholly owned subsidiary of FGL, entered into, as borrower and with FGL as guarantor, a three-year $150.0 million unsecured revolving credit facility.

•
The Energy segment reported Operating income of $3.5 million, an increase of $54.0 million from the Fiscal 2013 Quarter, due primarily to the absence in 2014 of a previously disclosed write-down reported in the year ago quarter.

•	The Asset Management segment contributed approximately $8.6 million to consolidated revenues for the Fiscal 2014 Quarter, an increase of $0.5 million over the Fiscal 2013 Quarter.

•
Salus originated $134.0 million of new asset-based loan commitments in the Fiscal 2014 Quarter, and together with its affiliated co-lenders FGL and FSR, had $811.6 million of loans outstanding as of September 30, 2014, net of allowance for credit losses of $7.2 million.

Detail on Fourth Quarter and Fiscal Year 2014 Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported record consolidated net sales of $1,178.3 million for the Fiscal 2014 Quarter, an increase of $40.5 million, or 3.6%, as compared to $1,137.8 million in the Fiscal 2013 Quarter. Net sales of $4,429.1 million in Fiscal 2014 increased $343.5 million, or 8.4%, from the $4,085.6 million reported in Fiscal 2013. The increase in sales in both periods was primarily due to higher sales of hardware and home improvement products, consumer batteries and home and garden control products, which more than offset a decrease in small appliances in Fiscal 2014 as well as declines in the pet supplies product line in both the Fiscal 2014 Quarter as well as Fiscal 2014.
Gross profit, representing net consumer products sales minus consumer products cost of goods sold, was $410.9 million for the Fiscal 2014 Quarter as compared to $396.5 million for the Fiscal 2013 Quarter, representing a $14.4 million, or 3.6%, increase. For Fiscal 2014, gross profit of $1,568.8 million increased $178.5 million, or 12.8%, from the $1,390.3 million reported for Fiscal 2013. The increase in gross profit in both periods was driven primarily by the increase in revenues, a shift toward higher margin products and continuing cost improvements. Gross profit margin, representing gross profit as a percentage of consumer products net sales, increased to 34.9% as compared to 34.8% in the Fiscal 2013 Quarter, and increased to 35.4% in Fiscal 2014 as compared to 34.0% in Fiscal 2013. The increase in margin in the full year was driven by a favorable product mix and increased productivity.
Operating income increased $0.5 million to $115.6 million in the Fiscal 2014 Quarter, compared to $115.1 million in the Fiscal 2013 Quarter. In Fiscal 2014, Operating income increased $130.7 million, or 37.2%, to $481.9 million as compared to $351.2 million in Fiscal 2013, driven by the same factors that benefited gross profit.
Consumer Products delivered adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) of $186.9 million for the Fiscal 2014 Quarter, up $2.2 million, or 1.2%, as compared to the Fiscal 2013 Quarter. For Fiscal 2014, Adjusted EBITDA of $724.4 million increased $47.3 million, or 7.0%, as compared to Fiscal 2013. This is the sixteenth consecutive quarter and seventh consecutive fiscal year of year-over-year growth in Adjusted EBITDA-Consumer Products. The performance in both the quarter and the year is primarily due to a more favorable mix shift driven by higher sales of hardware and home improvement products, home and garden control products and batteries, as well as ongoing initiatives to manage operating and product costs.
After the close of the Fiscal 2014 Quarter, on November 18, 2014, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.30 per share on Spectrum Brands’ common stock. Earlier in the year, the Spectrum Board had approved a 20% increase in its quarterly dividends declared for Fiscal 2014 as compared to the $0.25 quarterly dividend paid per share in connection with Fiscal 2013. The newly-declared dividend, which is a regular taxable cash dividend, is payable on December 18, 2014 to all Spectrum Brands' stockholders of record as of the close of business on December 2, 2014.
For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' fourth quarter and Fiscal 2014 earnings announcement, which may be accessed at www.spectrumbrands.com.

Insurance:
Note: Insurance AOI, as described below, is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see "Non-U.S. GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The Insurance segment recorded annuity sales, which are recorded as deposit liabilities (i.e. contract holder funds) in accordance with the accounting principles that are generally accepted in the United States, of $501.6 million for the Fiscal 2014 Quarter as compared to $246.9 million in the Fiscal 2013 Quarter, an increase of $254.9 million, or 103%. Annuity sales increased 114% in Fiscal 2014, to $2,161.2 million. Additionally, during the Fiscal 2014 Quarter, FGL grew fixed indexed annuities by 91% over the Fiscal 2013 Quarter and 20% on a sequential basis. The increase in annuity sales and fixed indexed annuities in both periods is attributable to ongoing marketing initiatives with existing distribution partners as well as the launch of new products.
Net investment income increased $28.9 million, or 15.0%, for the Fiscal 2014 Quarter to $221.6 million from $192.7 million for the Fiscal 2013 Quarter, and increased $109.0 million, or 15.2%, in Fiscal 2014 to $824.5 million from $715.5 million. The increase in both periods was due to the previously-disclosed portfolio repositioning during the first half of 2013 and execution of a reinvestment strategy in 2014. Operating income decreased $103.4 million, or 61.5%, to $64.6 million for the Fiscal 2014 Quarter from $168.0 million for the Fiscal 2013 Quarter, and decreased $238.1 million, or 45.5%, to $284.8 million Fiscal 2014 from $522.9 million, due primarily due to the reduction in net investment gains that negatively affected revenues in both periods as compared to 2013.
The segment recorded an Insurance AOI of $31.3 million for the Fiscal 2014 Quarter, a decrease of $(58.0) million, or (65)%, from $89.3 million for the Fiscal 2013 Quarter. Insurance AOI of $154.5 million in Fiscal 2014 increased immaterially from the year ago period. While both the Fiscal 2014 Quarter and Fiscal 2014 were negatively affected by the reduced operating income, the full year benefited from a $70.9 million increase in after-tax net investment income as well as a valuation allowance release in Fiscal 2014.
The Insurance segment had approximately $18.8 billion of assets under management as of September 30, 2014. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of September 30, 2014, HGI's Insurance segment had a net U.S. GAAP book value of $1.3 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $564.2 million), up 20% from the value at September 30, 2013. As of September 30, 2014, the Insurance segment's available for sale investment portfolio had $760.7 million in net unrealized gains on a U.S. GAAP basis.
For more information on HGI's Insurance segment, interested parties should read Fidelity & Guarantee Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guarantee Life’s second quarter earnings announcement, available at www.fglife.com.

Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $34.7 million for the Fiscal 2014 Quarter, a decrease of $1.0 million, or 2.8%, from the Fiscal 2013 Quarter. The decline in revenues in the quarter was due primarily to expected decreases in natural gas production offset slightly by increased liquids production from the segment's drilling and completion program as compared to the Fiscal 2013 Quarter. Revenue in Fiscal 2014 increased $56.8 million, or 63%, from $90.2 million recorded in Fiscal 2013, as the year ago period reflects results only from the February 14, 2013 inception of the Compass venture.
Operating income for the Fiscal 2014 Quarter was $3.5 million, an increase of $54.0 million, or 106.9%, from the Fiscal 2013 Quarter, due primarily to the absence in 2014 of a previously disclosed impairment reported in the year ago period. For Fiscal 2014, the Operating loss increased $8.5 million, or (18.8%), to $(53.7) million as the factors that benefited full year revenue were offset by higher impairment charges in Fiscal 2014 as compared to Fiscal 2013.

Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $13.6 million for the Fiscal 2014 Quarter, a decrease of $2.8 million, or 17.1%, from the Fiscal 2013 Quarter, due to natural declines in production and lower realized prices for oil and natural gas liquids as well as the incurrence of certain costs to prepare Compass for its transition from its joint venture structure. Adjusted EBITDA-Energy increased $23.7 million, or 59.8%, to $63.3 million in Fiscal 2014 as the year ago period reflects results only from the February 14, 2013 inception of the Compass venture.
For the Fiscal 2014 Quarter, the Energy segment's production was 112 Mbbl of oil, 131 Mbbl of natural gas liquids and 5,177 Mmcf of natural gas. For the same period, the segment’s developmental activities in the Permian basin included no wells turned-to-sales. The production during the quarter consisted of 5.2 Bcfe from the East Texas/North Louisiana region and 1.5 Bcfe from the Permian basin.
For Fiscal 2014, the Energy segment's production was 414 Mbbl of oil, 521 Mbbl of natural gas liquids and 20,882 Mmcf of natural gas. For the same period, the segment’s developmental activities in the Permian basin included 7 wells completed and turned-to-sales. The production during the period consisted of 20.6 Bcfe from the East Texas/North Louisiana region and 5.9 Bcfe from the Permian basin.

Asset Management:
Asset Management segment revenues of $8.6 million for the Fiscal 2014 Quarter increased $0.5 million, or 6.2%, from $8.1 million in the Fiscal 2013 Quarter, and increased $5.3 million, or 18.3%, to $34.2 million in Fiscal 2014. The growth in both periods is primarily the result of an increase in the asset-based loans originated and serviced by the operations of Salus to $818.8 million as of September 30, 2014 from $565.6 million as of September 30, 2013, as well as an increase in asset management fees earned from affiliates by the operations of Five Island, a wholly-owned asset management company.
The Asset Management segment reported an Operating loss of $2.5 million for the Fiscal 2014 Quarter, a decrease of $2.7 million as compared to operating income of $0.2 million generated during the Fiscal 2013 Quarter, and Operating income of $0.7 million for Fiscal 2014, a decrease of $9.7 million from the $10.4 million generated during Fiscal 2013. The decrease in both periods was due to increased overhead to support the ongoing expansion of the segment into new lines of business, such as energy and infrastructure investing and commercial and residential real estate.
During the Fiscal 2014 Quarter, Salus closed on 4 transactions, representing approximately $134.0 million in total new commitment.

Conference Call
Harbinger Group Inc. will host a live conference call to discuss its results on Friday, November 21, 2014 at 10 a.m. Eastern Standard Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310303. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HGI Website, http://harbingergroupinc.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight November 24, 2014 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310303. A replay will also be available on the company's website.
About Harbinger Group Inc.
Harbinger Group Inc. is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, and personal insect repellents); provide asset management services, including asset-based loans, high-yield investing, infrastructure lending and real estate investing; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also make investments in debt instruments and acquire minority equity interests in companies. HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our common stock buyback program, for which the manner of purchase, the number of shares to be purchased and the timing of purchases will be based on the price of HGI's common stock, general business and market conditions and applicable legal requirements, and is subject to the discretion of HGI's management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
Our Consumer Products segment uses Adjusted EBITDA-Consumer Products, a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Insurance AOI, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the impact of certain litigation reserves. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.

Our Energy segment uses Adjusted EBITDA-Energy, a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the Compass'/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

Harbinger Group Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@harbingergroupinc.com

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,
	2014	2013
ASSETS
Investments:
Fixed maturities	$17,211.5	$15,300.0
Equity securities	768.1	352.5
Derivatives	296.3	221.8
Asset-based loans	811.6	560.4
Other invested assets	165.0	31.2
Total investments	19,252.5	16,465.9
Cash and cash equivalents	1,319.2	1,899.7
Receivables, net	585.1	611.3
Inventories, net	635.2	632.9
Accrued investment income	184.9	161.2
Reinsurance recoverable	2,397.6	2,363.7
Deferred tax assets	186.7	293.4
Properties, including oil and natural gas properties, net	908.6	993.3
Goodwill	1,524.8	1,476.7
Intangibles, including deferred acquisition costs and value of business acquired, net	2,683.7	2,729.1
Other assets	421.9	281.6
Total assets	$30,100.2	$27,908.8

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$16,463.5	$15,248.2
Future policy benefits	3,655.5	3,556.8
Liability for policy and contract claims	58.1	51.5
Funds withheld from reinsurers	38.0	39.4
Total insurance reserves	20,215.1	18,895.9
Debt	5,157.8	4,896.1
Accounts payable and other current liabilities	1,033.0	1,012.7
Equity conversion feature of preferred stock	—	330.8
Employee benefit obligations	86.2	99.6
Deferred tax liabilities	533.3	492.8
Other liabilities	817.8	718.0
Total liabilities	27,843.2	26,445.9

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	—	329.4

Harbinger Group Inc. stockholders' equity:
Common stock	2.0	1.4
Additional paid-in capital	1,472.3	828.0
Accumulated deficit	(276.3)	(192.4)
Accumulated other comprehensive income	243.6	87.7
Total Harbinger Group Inc. stockholders' equity	1,441.6	724.7
Noncontrolling interest:	815.4	408.8
Total permanent equity	2,257.0	1,133.5
Total liabilities and equity	$30,100.2	$27,908.8

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended September 30,		Year ended September 30,
	2014	2013	2014	2013
	(Unaudited)
Revenues:
Net consumer and other product sales	$1,193.7	$1,137.8	$4,449.2	$4,085.6
Oil and natural gas	34.7	35.7	147.0	90.2
Insurance premiums	14.6	11.9	56.6	58.8
Net investment income	223.7	197.2	842.2	734.7
Net investment gains	27.9	100.1	395.3	511.6
Insurance and investment product fees and other	17.8	18.1	72.7	62.5
Total revenues	1,512.4	1,500.8	5,963.0	5,543.4
Operating costs and expenses:
Cost of consumer products and other goods sold	779.2	741.3	2,875.6	2,695.3
Oil and natural gas direct operating costs	18.7	17.1	69.6	44.0
Benefits and other changes in policy reserves	156.4	100.1	852.7	531.8
Selling, acquisition, operating and general expenses	355.5	343.1	1,335.4	1,220.5
Impairment of oil and natural gas properties	—	54.3	81.0	54.3
Amortization of intangibles	57.7	39.5	179.2	260.1
Total operating costs and expenses	1,367.5	1,295.4	5,393.5	4,806.0
Operating income	144.9	205.4	569.5	737.4
Interest expense	(82.8)	(209.2)	(321.9)	(511.9)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	(183.5)	(12.7)	(101.6)
Gain on contingent purchase price reduction	—	—	0.5	—
Other (expense) income, net	(11.7)	2.1	(22.2)	(5.6)
Income (loss) from continuing operations before income taxes	50.4	(185.2)	213.2	118.3
Income tax expense	32.8	20.1	111.5	187.3
Net income (loss)	17.6	(205.3)	101.7	(69.0)
Less: Net income (loss) attributable to noncontrolling interest	23.9	(15.1)	112.0	(23.2)
Net loss attributable to controlling interest	(6.3)	(190.2)	(10.3)	(45.8)
Less: Preferred stock dividends, accretion and loss on conversion	—	12.1	73.6	48.4
Net loss attributable to common and participating preferred stockholders	$(6.3)	$(202.3)	$(83.9)	$(94.2)

Net loss per common share attributable to controlling interest:

Basic	$(0.03)	$(1.45)	$(0.51)	$(0.67)
Diluted	$(0.03)	$(1.45)	$(0.51)	$(0.67)

HARBINGER GROUP INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Three months ended September 30,		Year ended September 30,
	2014	2013	2014	2013
Revenues:
Consumer Products	$1,178.3	$1,137.8	$4,429.1	$4,085.6
Insurance	283.0	322.8	1,349.7	1,348.4
Energy	34.7	35.7	147.0	90.2
Asset Management	8.6	8.1	34.2	28.9
Intersegment elimination	(7.6)	(3.6)	(17.1)	(9.7)
Consolidated segment revenues	1,497.0	1,500.8	5,942.9	5,543.4
Corporate and Other	15.4	—	20.1	—
Total revenues	$1,512.4	$1,500.8	$5,963.0	$5,543.4

Operating income (loss):
Consumer Products	$115.6	$115.1	$481.9	$351.2
Insurance	64.6	168.0	284.8	522.9
Energy	3.5	(50.5)	(53.7)	(45.2)
Asset Management	(2.5)	0.2	0.7	10.4
Intersegment elimination	(8.0)	(4.8)	(17.7)	(10.9)
Total segments	173.2	228.0	696.0	828.4
Corporate and eliminations	(28.3)	(22.6)	(126.5)	(91.0)
Consolidated operating income	144.9	205.4	569.5	737.4
Interest expense	(82.8)	(209.2)	(321.9)	(511.9)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	(183.5)	(12.7)	(101.6)
Gain on contingent purchase price reduction	—	—	0.5	—
Other (expense) income, net	(11.7)	2.1	(22.2)	(5.6)
Consolidated income (loss) from continuing operations before income taxes	$50.4	$(185.2)	$213.2	$118.3

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income (loss) of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net income (loss):	2014	2013	2014	2013
Reported net income (loss) - Consumer Products segment	$48.1	$(36.8)	$214.5	$(55.3)
Add back:
Interest expense	50.4	183.8	202.1	375.6
Income tax expense	15.2	(27.5)	59.0	27.4
HHI Business inventory fair value adjustment	—	—	—	31.0
Pre-acquisition earnings of HHI Business	—	—	—	30.3
Restructuring and related charges	6.9	6.3	22.9	34.0
Acquisition and integration related charges	5.6	7.9	20.1	48.4
Venezuela devaluation	—	—	—	2.0
Other	1.3	—	1.3	—
Adjusted EBIT - Consumer Products segment	127.5	133.7	519.9	493.4
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	19.6	19.4	76.0	62.0
Amortization of intangibles	20.5	20.3	81.7	77.8
Stock-based compensation	19.3	11.3	46.8	43.9
Adjusted EBITDA - Consumer Products segment	$186.9	$184.7	$724.4	$677.1
The table below shows the adjustments made to the reported net income (loss) of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net loss:	2014	2013	2014	2013
Reported net income (loss) - Energy segment	$5.4	$(56.7)	$(76.9)	$(56.8)
Interest expense	4.0	4.1	16.7	10.3
Depreciation, amortization and depletion	9.4	12.5	39.9	31.0
EBITDA - Energy segment	18.8	(40.1)	(20.3)	(15.5)
Accretion of discount on asset retirement obligations	0.5	0.5	2.0	1.2
Impairment of oil and natural gas properties	—	54.3	81.0	54.3
Non-recurring other operating items	0.1	0.1	0.2	0.1
Loss on derivative financial instruments	(5.8)	2.1	6.6	1.3
Cash settlements on derivative financial instruments	—	(0.5)	(6.2)	(1.8)
Adjusted EBITDA - Energy segment	$13.6	$16.4	$63.3	$39.6
The table below shows the adjustments made to the reported net income of the Insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net income :	2014	2013	2014	2013
Reported net income - Insurance segment:	$35.8	$113.1	$202.3	$350.2
Effect of investment gains, net of offsets	(5.2)	(27.2)	(54.5)	(161.2)
Effect of change in FIA embedded derivative discount rate, net of offsets	0.7	3.4	5.7	(34.8)
Effect of class action litigation reserves, net of offsets	—	—	1.0	—
Adjusted operating income - Insurance segment	$31.3	$89.3	$154.5	$154.2